As filed with the Securities and Exchange Commission on September 21, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

newcleo plc
(Exact name of registrant as specified in its charter)

England and Wales	4911	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Newcleo Ltd Share Plan
Newcleo Ltd Non-Employee Share Plan
newcleo 2026 Equity Incentive Plan
newcleo 2026 Employee Stock Purchase Plan

(Full Title of the Plans)

55 South Audley Street
London, W1K 2QH
United Kingdom
+39 011 5139700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

newcleo Americas LLC
350 Fifth Avenue, Suite 4815
New York, New York 10118
+1 (929) 838-9242

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Yasin Keshvargar
Michael Senders
Derek Dostal

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act).  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On September 21, 2026, NewHold Investment Corp III, a Cayman Islands exempted company with limited liability (the “SPAC”), consummated a business combination (the “Business Combination”) with NewCleo Ltd., a private limited company incorporated under the laws of England and Wales (“NewCleo Ltd.”), newcleo1 Ltd., a Cayman Islands exempted company with limited liability and a direct wholly owned subsidiary of NewCleo Ltd. (“Merger Sub 1”), and newcleo2 Ltd., a Cayman Islands exempted company with limited liability and a direct wholly owned subsidiary of NewCleo Ltd. (“Merger Sub 2”), pursuant to which Merger Sub 1 merged with and into the SPAC with the SPAC being the surviving company and SPAC thereafter merged with and into Merger Sub 2 with Merger Sub 2 being the surviving company and a direct, wholly owned subsidiary of NewCleo Ltd.  The Business Combination was effectuated pursuant to a Business Combination Agreement entered into on May 26, 2026 by and among NewCleo Ltd., Merger Sub 1, Merger Sub 2 and the SPAC.  In connection with the consummation of the Business Combination, NewCleo Ltd. re-registered as a public limited company under the laws of England and Wales and changed its name to “newcleo plc.”

This registration statement on Form S-8 (this “Registration Statement”), is being filed by newcleo plc (the “Registrant”) for the purpose of registering (i) 32,993,758 ordinary shares of the Registrant, par value $0.02288 (“Shares”) issuable pursuant to the newcleo 2026 Equity Incentive Plan (the “2026 Plan”); (ii) 6,598,752 Shares issuable pursuant to the newcleo 2026 Employee Stock Purchase Plan; (iii) 13,274,757 Shares issuable upon the exercise of outstanding options previously granted under the Newcleo Ltd Share Plan, adopted June 17, 2022 (the “2022 Plan”), and under the Newcleo Ltd Non-Employee Share Plan, adopted June 17, 2022, which options were assumed and continued by the Registrant in connection with the Business Combination; (iv) 282,753 Shares issuable upon the settlement of restricted stock unit awards (“RSUs”) outstanding under the 2022 Plan, which RSUs were assumed and continued by the Registrant in connection with the Business Combination; (v) 1,326,751 Shares underlying the “Company Earnout Bonus Options” and 28,271 Shares underlying the “Company Earnout Bonus RSUs” (each as defined in the Business Combination Agreement) granted under the 2026 Plan, in each case in accordance with and subject to the terms of the Business Combination Agreement; and (vi) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional number of Shares that may become issuable under any of the foregoing by reason of any stock dividend, stock split or other similar transaction.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the plans as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by newcleo plc (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein:

(1)   The Registrant’s Registration Statement on Form F-4 filed by the Registrant with the Commission on July 6, 2026 (File No. 333-297284), which contains the Registrant’s audited financial statements for the latest fiscal year for which such financial statements have been filed (including any schedules appended thereto) (the “Form F-4”);

(2)   The Registrant’s final prospectus filed by the Registrant with the Commission on August 10, 2026 pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s Registration Statement on Form F-4, as amended (File No. 333-297284); and

(3)   The description of the Registrant’s capital stock which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 333-297284) filed by the Registrant with the Commission on September 21, 2026, including any amendments or supplements thereto.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subject to the provisions of the U.K. Companies Act (“Companies Act”), but without prejudice to any indemnity to which the person concerned may otherwise be entitled, any person who is or was at the time a director, secretary or other officer of the Registrant or of any of its present or former subsidiary undertakings (the “Relevant Officer”) shall have the benefit of the following indemnification provisions in the Registrant’s articles of association against any costs, charges, expenses, losses and liabilities sustained or incurred by the Relevant Officer in the actual or purported execution of their duties, or in exercise or purported exercise of their powers or other otherwise in connection with the Relevant Officer’s office , provided that the articles of association shall be deemed not to provide for, or entitle any such person to, indemnification to the extent that it would cause the articles of association, or any element of them, to be treated as void under the Companies Act:

•	in connection with any negligence, default, breach of duty or breach of trust by the Relevant Officer in relation to the Registrant or the relevant undertaking (, other than any liability of the Relevant Officer to pay: (i) a fine imposed in any criminal proceeding; or (ii) a sum payable to a regulatory authority by way of a penalty in respect of noncompliance with any requirement of a regulatory nature (however arising); or any liability incurred by the Relevant Officer in: (i) the defense of any criminal proceeding if the Relevant Officer is convicted; (ii) the defense of any civil proceeding brought by the Registrant or an associated company in which judgment is given against the Relevant Officer; and (iii) connection with an application for relief under sections 661(3), 661(4) or 1157 of the Companies Act in which the court refuses to grant relief to the Relevant Officer; and

Subject to the provisions of the Companies Act, the Board shall have the power to  provide any Relevant Officer with funds to meet any expenditure incurred or to be incurred by them: (i) in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by them in relation to the Registrant or any such undertaking, or any investigation, or action proposed to be taken, by a regulatory authority in that connection or for the purposes of any application under the Companies  Act, or in order to enable the person to avoid incurring any such expenditure.

The Registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to the Registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters.

In addition, the Registrant has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide the directors and executive officers with contractual rights to indemnification and expense reimbursement, to the fullest extent permitted by law. The Registrant will also indemnify such persons to the extent they serve at the Registrant’s request as a director or officer of any of the Registrant’s subsidiaries, to the fullest extent permitted by law.

Item 7. Exemption for Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Form of amended and restated articles of association of newcleo plc (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-4/A, filed on August 3, 2026 (File No. 333-297284))
5.1*	Opinion of CMS Cameron McKenna Nabarro Olswang LLP
23.1*	Consent of Grant Thornton, independent registered public accounting firm for the Registrant
23.2*	Consent of CMS Cameron McKenna Nabarro Olswang LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included in signature page hereof)
99.1*	Newcleo Ltd. Share Plan
99.2*	Newcleo Ltd. Non-Employee Share Plan
99.3*	newcleo plc 2026 Equity Incentive Plan
99.4*	newcleo plc 2026 Employee Stock Purchase Plan
107*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” set forth in Exhibit 107 to this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, United Kingdom, on the 21st day of September, 2026.

NEWCLEO PLC

By:	/s/ Stefano Buono
	Name:	Stefano Buono
	Title:	Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Stefano Buono and Jon Stranske and each of them, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments to this Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rules 413 or 462 under the Securities Act of 1933, and to file or cause to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys or attorneys-in-fact or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on the dates and in the capacities indicated.

Signature	Title	Date
/s/ Stefano Buono	Chief Executive Officer and Director	September 21, 2026
Stefano Buono	(Principal Executive Officer)

/s/ Elisabeth Rizzotti	Deputy Chief Executive Officer, Chief Operating Officer and Director	September 21, 2026
Elisabeth Rizzotti	(Deputy Principal Executive Officer)

/s/ Jon Stranske	Group Chief Financial Officer	September 21, 2026
Jon Stranske	(Principal Accounting Officer)

/s/ Jeffrey J. Lyash	Chairman	September 21, 2026
Jeffrey J. Lyash

/s/ Anne-François de Bourdoncle de Saint Salvy	Director	September 21, 2026
/s/ Anne-François de Bourdoncle de Saint Salvy

/s/ Raffaele Petrone	Director	September 21, 2026
Raffaele Petrone

/s/ Ruben Andrea Osvaldo Levi	Director	September 21, 2026
Ruben Andrea Osvaldo Levi

/s/ Manfredi Lefebvre d’Ovidio de Clunieres di Balsorano	Director	September 21, 2026
Manfredi Lefebvre d’Ovidio de Clunieres di Balsorano

/s/ Suzy Taherian	Director	September 21, 2026
Suzy Taherian

/s/ Heinz Maeusli	Director	September 21, 2026
Heinz Maeusli

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of newcleo plc, has signed this registration statement on the 21st day of September, 2026.

newcleo Americas LLC

By	/s/ Stefano Buono
Name:	Stefano Buono
Title:	Chief Executive Officer